EXHIBIT 99.1
                         PRESS RELEASE

                     BERRY PLASTICS PARENT
                   COMPLETES RECAPITALIZATION


For Immediate Release:

EVANSVILLE, IN, June 19, 1996 _ BPC Holding Corporation, the parent company of Berry Plastics Corporation, announced today that it had consummated the recapitalization transaction previously announced. As part of the transaction, the Company raised new equity and debt capital from institutional and other investors.

The entire management of the Company, including its Chairman, Roberto Buaron, and its President and CEO, Martin R. Imbler, will continue in their present positions.

Atlantic Equity Partners International II, L.P. (an investment fund managed by First Atlantic Capital, Ltd. and an affiliate of the prior majority shareholder of the Company), Chase Capital Partners (an affiliate of The Chase Manhattan Corporation), The CIT Group/Equity Investments, Inc., The Northwestern Mutual Life Insurance Company and an investment affiliate of Aetna Life Insurance Company, as well as members of the management of the Company, invested approximately $70 million in equity into the Company.

As part of the recapitalization transaction, the Company issued in a Rule 144A transaction $105 million aggregate principal amount of 12.5% Senior Secured Notes due 2006. The Senior Secured Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States
absent   registration  or  an  applicable  exemption   from   the
registration requirements.

A portion of the proceeds of such financings were used to provide the cash consideration for a merger transaction whereby the prior equity holders of the Company received cash in exchange for their equity interests in the aggregate amount of approximately $120 million.

Mr. Buaron, Chairman of the Board of the Company and of First Atlantic Capital, stated "We are delighted to welcome among our investors such strong and sophisticated institutions as Chase Capital Partners, an Aetna affiliate and Northwestern Mutual. Their support will help the Company to continue to pursue its strategic expansion goals and internal growth programs."

Mr.  Imbler,  President and CEO, added, "Berry's  reputation  and
success  has been built by satisfying our customers.   That  will
remain our number one focus _ through product quality, technical support and customer service."

Donald Hofmann, a General Partner of Chase Capital Partners, indicated "Our investment in Berry Plastics is an exciting opportunity to back an outstanding management team and a company that holds the number one market share in most of its market niches. Berry Plastics is uniquely positioned to succeed in the current environment of consolidation and new product innovation."

The Board of Directors of the Company will be expanded by the addition of two representatives of Chase Capital Partners _
Donald J. Hofmann and Robert L. Egan _ and one representative  of
Aetna _ David M. Clarke.

First   Atlantic  Capital,  Ltd.,  a  New  York  private   equity
investment  firm, which acts as investment manager  for  Atlantic
Equity Partners International II and its affiliates, initiated and assisted in the consummation of the transaction.

Berry Plastics, headquartered in Evansville, Indiana, is a leading domestic manufacturer and marketer of plastic aerosol overcaps, rigid open-top containers and drink cups.


Contact:  Martin R. Imbler  (812) 424-2904